Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

ALLIQUA BIOMEDICAL, INC.,

EMBARK MERGER SUB INC.,

AND

ADYNXX, INC.,

Dated as of October 11, 2018

Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	Form of Company Voting Agreement
Exhibit B-2	Form of Parent Voting Agreement
Exhibit C-1	Form of Certificate of Merger
Exhibit C-2	Form of Certificate of Incorporation
Exhibit D	Form of FIRPTA Notice
Exhibit E	Form of Lock-up Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of October 11, 2018 (this “Agreement”), by and among ALLIQUA BIOMEDICAL, INC. a Delaware corporation (“Parent”), EMBARK MERGER SUB INC., a Delaware corporation (“Merger Sub”) and ADYNXX, INC., a Delaware corporation (“Company”).  Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.”  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into Company, with Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholders will receive Parent Common Stock in exchange for their Company Capital Stock;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity of Company immediately prior to the Effective Time will own approximately 86% of the outstanding equity of Parent immediately following the Effective Time and the holders of the outstanding equity of Parent immediately prior to the Effective Time will own approximately 14 % of the outstanding equity of Parent immediately following the Effective Time;

WHEREAS, the board of directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, the change of control of Parent, and the other actions contemplated by this Agreement,  (iii) has approved the Parent Charter Amendment and Reverse Split; and (iv) has determined to recommend that the stockholders of Parent vote to approve the Parent Stockholder Approval Matters and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith (the “Transactions”) and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Stockholders vote or consent to approve the Company Stockholder Matters;

WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories is entering into a voting agreement, in favor of Company, in substantially the form of Exhibit B-1 attached hereto (the “Company Voting Agreements”), and each of the Parent Voting Agreement Signatories is entering into a voting agreement, in favor of Parent, in substantially the form of Exhibit B-2 attached hereto (individually, the “Parent Voting Agreements” and collectively, the “Voting Agreement”) under which the Voting Agreement Signatories will agree, with respect to a portion of the shares of Company Capital Stock or Parent Capital Stock, as applicable, held thereby, to vote as stockholders in favor of the Company Stockholder Matters or Parent Stockholder Approval Matters, as applicable, pursuant to the terms and conditions of the Voting Agreements, as applicable; and

WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit E attached hereto (the “Lock-up Agreements”) with respect to the shares of Parent Common Stock held thereby from time to time;

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I.

THE MERGER

Section 1.01         The Merger.  Subject to and upon the terms and conditions of this Agreement and Delaware General Corporation Law (“Delaware Law”), Merger Sub will be merged with and into Company at the Effective Time.  From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation.  Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.02         Closing; Effective Time.  Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Section 7.01 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the consummation of the Merger (the “Closing”) will take place at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112, at 10:00 a.m. on a date to be specified by the Parties which will be no later than three Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Parent and Company may mutually agree in writing.  The date on which the Closing actually takes place is referred to as the “Closing Date”.  On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), in substantially the form of Exhibit C-1 attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law.  The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

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Section 1.03         Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.04         Certificate of Incorporation; Bylaws; Reverse Split; Parent Name Change.  Unless otherwise determined by Parent and Company:

(a)          the certificate of incorporation of Company will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit C-2 hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation;

(b)          the bylaws of Company will be amended and restated to read in the form of the bylaws of Merger Sub, as in effect on the date hereof and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws; and

(c)          immediately prior to the Effective Time, Parent will amend its certificate of incorporation and take all other actions necessary to (i) cause its name to be changed to Adynxx, Inc. and (ii) effect the Reverse Split to the extent applicable.

Section 1.05         Directors and Officers of the Surviving Corporation and Parent.  Unless otherwise determined by Parent and Company, the parties will take all action such that:

(a)          unless otherwise determined by the Company prior to the Effective Time, the directors of the Company immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed;

(b)          unless otherwise determined by the Company prior to the Effective Time, the officers of Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed; and

(c)          the directors and officers of Parent immediately following the Effective Time shall be elected and appointed in accordance with Section 5.11.

Section 1.06         Conversion of Company Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of the Company or any other Person:

(a)          Conversion of Company Capital Stock.  Each share of Company Capital Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be canceled pursuant to Section 1.06(b) or Section 1.06(c) and any Dissenting Shares to be treated in accordance with Section 1.07) will be converted into and represent the right to receive a number of shares of validly issued, fully paid and nonassessable shares of common stock of Parent, $0.001 par value per share (“Parent Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”), with any resulting fractional shares to be rounded down to the nearest whole share.

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(b)          Merger Sub Common Stock.  Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(c)          Cancellation.  Each share of Company Capital Stock held in the treasury of Company and each share of Company Capital Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d)          Company Options.  Each Company Option under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.16.  Prior to the Closing Date, and subject to the review and approval of Parent, Company will take all actions necessary to effect the transactions contemplated by this Section 1.06(d) under applicable Legal Requirements and all such Company Options, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Options.  In addition, promptly after the date of this Agreement, and in any event within ten (10) Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(e)          Company Warrants.

(i)	Each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.17.

(ii)	Prior to the Closing Date, and subject to the review and approval of Parent, Company will take all actions necessary to effect the transactions contemplated by this Section 1.06(e) under applicable Legal Requirements and all Company Warrants, including delivering all notices required thereby, and if required, entering into termination agreements with holders of such Company Warrants. In addition, if required by any applicable Company Warrant, promptly after the date of this Agreement, and in any event within ten (10) Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to the holders of such Company Warrants setting forth such holders’ rights pursuant to this Agreement.

(f)          Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and any fractional shares will be rounded down to the nearest whole share.   Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder.

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(g)          Restrictions.  If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock, subject to Section 5.16,  will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.  Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

Section 1.07         Dissenting Shares.  For purposes of this Agreement, “Dissenting Shares” mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a person who has not voted such shares in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with Delaware Law and has not effectively withdrawn or forfeited such demand for appraisal.  Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law.  If after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration (if any).  Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. Company shall control all negotiations and proceedings with respect to such demands, provided, however, (i) Company shall keep Parent reasonably apprised of all material events, circumstance or changes with respect to any such demand following the making thereof (ii) the Company will not, except with prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

Section 1.08         Exchange Of Certificates.

(a)          Exchange Agent.  On or prior to the Closing Date, Parent will select Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”).  As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.06(a).  The shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” For purposes of clarity, the Parties acknowledge that such shares of Parent Common Stock constituting the Exchange Fund are “restricted securities” within the meaning of the federal securities laws and may be annotated with an appropriate restrictive legend in accordance with Section 5.26.

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(b)          Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions on which Parent and the Company may mutually agree (and which will include a provision confirming that delivery of Company Stock Certificates will be effected, and risk of loss and title to Company Stock Certificates will pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.06(a).  Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry (via DRS) equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.06(a), and (B) the Company Stock Certificate so surrendered will be canceled.  Until surrendered as contemplated by this Section 1.08(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration.  If any Company Stock Certificate have been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)          Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.08 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)          Transfers of Ownership.  If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e)          Unclaimed Portion of the Exchange Fund.

(i)	Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.08 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

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(ii)	Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(f)          Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.09         Stock Transfer Books.  At the Effective Time:  (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of Company; and (b) the stock transfer books of Company will be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock will be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Sections 1.06 and 1.08.

Section 1.10         No Further Rights.  The Merger Consideration delivered upon the surrender for exchange of Company Capital Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

Section 1.11         Tax Consequences.  For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and will report consistently with the foregoing, including by filing the statement required by Section 1.368-3(a) of the Treasury Regulations.

Section 1.12         Parent Common Stock. The shares of Parent Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.  Until the resale by the holders of Company Capital Stock of their shares of Parent Common Stock has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the shares of Parent Common Stock issued pursuant to this Agreement shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

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“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

Parent agrees to cooperate in a timely manner with the holders of Registrable Securities to remove any restrictive legends or similar transfer instructions from the Registrable Securities upon the registration of the Registrable Securities or in the event that the Registrable Securities are otherwise transferable pursuant to an exemption from registration otherwise required thereunder.

Section 1.13         Additional Actions.  If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

Article II.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.01         Organization and Qualification; Charter Documents.

(a)          Part 2.01(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization.  Neither Company nor any of the Entities identified in Part 2.01(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.01(a) of the Company Disclosure Schedule.  None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)          Each of the Acquired Companies is a corporation, limited liability company or similar entity duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)          Each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(d)          Company has made available to Parent accurate and complete copies of:  (a) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto; (b) the stock records of each Acquired Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company.  The books of account, stock records, minute books and other records of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

Section 2.02         Capital Structure.

(a)          The authorized capital stock of Company consists of (i) 148,000,000 shares of Company Common Stock, par value $0.001 per share, of which 19,548,969 shares are issued and outstanding as of the date of this Agreement and (ii) 108,071,445 shares of Company Preferred Stock, par value $0.001 per share, (A) 57,002,183 shares are designated as Series A Preferred Stock, of which 56,672,658 shares are issued and outstanding as of the date of this Agreement and (B) 51,069,262 shares of which are designated as Series B Preferred Stock, of which 51,069,262 shares are issued and outstanding as of the date of this Agreement.  No shares of capital stock are held in Company’s treasury as of the date of this Agreement.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b)          As of the date of this Agreement, (i) 19,222,032 shares of Company Common Stock are reserved for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which options were outstanding for an aggregate of 19,222,027 shares of Company Common Stock and five shares or options to purchase shares of Company Common Stock remain available for grant or issuance and (ii) Company has reserved zero shares of Company Common Stock and 329,525 shares of Company Preferred Stock for issuance to holders of Company Warrants upon their exercise. All shares of Company Common Stock or Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.  Part 2.02(b) of the Company Disclosure Schedule lists each holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule of such Company Option or Company Warrant and whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, indicating the extent of acceleration, if any. Except in the case of death or disability, all Company Options terminate if not exercised within 90 days following cessation of service.

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(c)          Except as set forth on Part 2.02(c) of the Company Disclosure Schedule:  (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal in favor of Company or any other Person for which a waiver of such right of first refusal shall have not been obtained; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock.  Except as set forth on Part 2.02(c) of the Company Disclosure Schedule, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.  Each share of Series A Preferred Stock is convertible into one share of Company Common Stock. Each share of Series B Preferred Stock is convertible into one share of Company Common Stock.

Section 2.03         Authority; Non-Contravention; Approvals.

(a)          Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the Transactions have been duly authorized by all necessary corporate action on the part of Company, subject only to the Company Stockholder Approval and the filing and recordation of the Certificate of Merger pursuant to Delaware Law.  The affirmative vote of the holders of (i) a majority of the outstanding shares of all Company Capital Stock voting together on an as converted to Company Common Stock basis and (ii) a majority of the outstanding shares of Company Preferred Stock voting together on an as converted to Company Common Stock basis (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions.  This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b)          Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and all other Transactions and directed that such matters be submitted for consideration of the Company Stockholders at the Company Stockholders’ Meeting.

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(c)          The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.03(d) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract (as defined below), except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger or (iv) result in the creation of any Encumbrance (other than Permitted Liens) on any of the properties or assets of any Acquired Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger.

(d)          No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iv) such Consents as may be required under (A) the HSR Act or (B) any other Legal Requirements that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement.

Section 2.04         Anti-Takeover Statutes Not Applicable.  The board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions.  The board of directors of Company has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of Delaware Law.

Section 2.05         Company Financial Statements; No Undisclosed Liabilities.

(a)          The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2017 and December 31, 2016 and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of June 30, 2018 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto), (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company.  The balance sheet of Company as of June 30, 2018 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

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(b)          Each of Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)          Since January 1, 2015 (the “Company Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof.  Since the Company Lookback Date, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d)          Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each, a “Liability”) except Liabilities (i) identified in the Company Balance Sheet, (ii) incurred in connection with the Transactions, (iii) described on Part 2.05(d) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (v) set forth in any Company Contract or (vi) would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.06         Absence Of Certain Changes Or Events.  Since the date of the Company Balance Sheet through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been:  (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.01 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

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Section 2.07         Taxes.

(a)          Each income and other material Tax Return that any Acquired Company was required to file under applicable Legal Requirements:  (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects.  All material Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company and its Subsidiaries.  No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquired Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns).  There are no liens for Taxes on any asset of an Acquired Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.  No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b)          No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company.

(c)          No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Acquired Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(d)          None of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e)          No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f)          Each Acquired Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(g)          No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

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(h)          No Acquired Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code.  No Acquired Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Section 2.08         Intellectual Property. To the knowledge of Company, Company and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with, their respective businesses as presently conducted or as presently proposed to be conducted and which the failure to so have would reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Owned IP Rights”). Neither Company nor any of its Subsidiaries has received any written notice of a claim or otherwise has any knowledge of any claim that any Company Owned IP Right, or that the manufacture, sale, offer for sale, development, use or importation of any product, product candidate or service by or on behalf of Parent or its Subsidiaries, violates, misappropriates, or infringes the rights of any Person, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 2.09         Compliance with Legal Requirements.

(a)          Company and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected (or to which the parent of Company is bound), or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  To Company’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against Company or its Subsidiaries, nor any product Commercialized or intended to be Commercialized by Company, nor has any Governmental Body indicated to an Acquired Company or its parent in writing an intention to conduct the same.

(b)          Company and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”).  Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time.  Company has made available to Parent all Company Permits and correspondence from the FDA or other comparable Governmental Body.

(c)          The Acquired Companies and Persons acting in concert with and on behalf of Company:

(i)	have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

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(ii)	have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)          None of the Acquired Companies, and to the knowledge of Company, no Representative of any of the Acquired Companies on their behalf with respect to any matter relating to any of the Acquired Companies, has:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(e)          No product or product candidate manufactured, tested, distributed, held, licensed or marketed (“Commercialized”) by or on behalf of Company, or by or on behalf of any of the other Acquired Companies, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Acquired Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Company has, prior to the execution of this Agreement, provided or made available to Parent all information about adverse drug experiences obtained or otherwise received by Company or by any of the Acquired Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers for any product or product candidate Commercialized by any of the Acquired Companies.

(f)          Neither Company nor any of the Acquired Companies, or Persons acting in concert with or on behalf of Company or Acquired Companies or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of Company, or, any of the other Acquired Companies, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g)          All pre-clinical and clinical studies conducted by or on behalf of Company relating to product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.

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(h)          Company and each of the Acquired Companies have, filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i)          Company and the Acquired Companies, and their Representatives, are and at all times have been, in compliance with, and the business of Company and the Acquired Companies (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of Company) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Governmental Body, including the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General, and the FDA (collectively with other applicable federal, state or foreign regulatory authorities and any Governmental Bodies, “Regulatory Authorities”), including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iii) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (iv) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a violation by Company or the Acquired Companies of, or a failure on the part of Company or the Acquired Companies to comply with, any such Legal Requirements.

Section 2.10         Legal Proceedings; Orders.

(a)          Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding:  (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions or (iii) that involves any product Commercialized by any of the Acquired Companies.  None of the Legal Proceedings identified in Part 2.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.10(a).

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(b)          There is no Order to which any of the Acquired Companies, or the assets owned or used by any of the Acquired Companies (including, without limitation, any product Commercialized or intended to be Commercialized by any of the Acquired Companies), is subject.  To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

Section 2.11         Brokers’ And Finders’ Fees.  Except as set forth in Part 2.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

Section 2.12         Employee Benefit Plans.

(a)          Part 2.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Acquired Company or any ERISA Affiliate of any Acquired Company (collectively, the “Company Employee Plans”).  No Acquired Company nor, to the knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements.  With respect to each material Company Employee Plan, Company has made available to Parent, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Plan that is subject to ERISA and Code reporting requirements.

(b)          Each Company Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects.  No Acquired Company is in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Company Employee Plans.  All contributions required to be made by any Acquired Company or any ERISA Affiliate of any Acquired Company to any Company Employee Plan have been timely paid or accrued on the most recent Company Financials on file with the SEC, if required under GAAP.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Company, no event has occurred and no condition exists with respect to the form or operation of such Company Employee Plan that would cause the loss of such qualification.

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(c)          No Company Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Company, is threatened against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)          No Acquired Company nor any ERISA Affiliate of any Acquired Company has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  No Acquired Company nor any ERISA Affiliate of any Acquired Company has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)          Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of any Acquired Company or any ERISA Affiliate of any Acquired Company to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by any Acquired Company pursuant to any Company Employee Plan in connection with the transactions as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

Section 2.13         Title to Assets; Real Property.

(a)          The Acquired Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them.  All of said assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Liens.

(b)          All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time.  The Acquired Companies do not own and have never owned any real property or any interest in real property.  Part 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

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Section 2.14         Environmental Matters.

(a)          No substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health (through exposure in the environment) or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), has been released, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Company Material Adverse Effect.

(b)          Neither Company nor any of its Subsidiaries has, since the Company Lookback Date, transported, stored, used, manufactured, disposed of, or released Hazardous Materials (collectively, “Hazardous Material Activities”) in material violation of any Legal Requirement in effect on or before the date hereof.

(c)          Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.

(d)          No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries.

Section 2.15         Labor Matters.

(a)          To the Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b)          The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)          Except as disclosed in Part 2.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral:  (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Transactions; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

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Section 2.16         Company Contracts.

(a)          Except for Excluded Contracts or as set forth in Part 2.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i)	any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquired Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Acquired Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Company under applicable foreign Legal Requirements;

(ii)	any Contracts identified or required to be identified in Part 2.13(b) of the Company Disclosure Schedule;

(iii)	any Contract with any distributor, reseller or sales representative with an annual value in excess of $50,000;

(iv)	any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of the Company’s products or product candidates with an annual value in excess of $50,000;

(v)	any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(vi)	any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vii)	any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

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(viii)	any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)	any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000;

(x)	any joint marketing or development agreement;

(xi)	any commercial Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Part 2.03 of the Company Disclosure Schedule;

(xii)	any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company for which a waiver of such right shall have not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company; or

(xiii)	any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b)          Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”).  Neither Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts.  To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to:  (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract.  Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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Section 2.17         Books And Records.  The minute books of Company and its Subsidiaries made available to Parent or counsel for Parent are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company or such Subsidiaries, as the case may be.  The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

Section 2.18         Insurance.

(a)          The Company or its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are necessary for the operation of the Company’s and its Subsidiaries’ businesses in all material respects.  The Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquired Companies would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Company Insurance Policies have been paid on a timely basis and each Acquired Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Parent.

(b)          There are no material claims pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquired Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquired Company received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 2.19         Government Contracts.  Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and no such suspension or debarment has been initiated or threatened.  The consummation of the Merger and other Transactions will not result in any such suspension or debarment of Company or Parent (other than any such suspension or debarment to the extent resulting from the Company becoming a subsidiary of Parent).

Section 2.20         Interested Party Transactions.  No event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

Section 2.21         Disclosure; Company Information.  The information relating to Company or its Subsidiaries to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the Parent stockholders or at the time of the Parent Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the Proxy Statement.

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Article III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule and except for any disclosure set forth in any of the Parent SEC Documents (excluding any “risk factor” sections thereof), Parent and Merger Sub represent and warrant to Company as follows:

Section 3.01         Organization and Qualification.

(a)          Part 3.01(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization.  Neither Parent nor any of the Entities identified in Part 3.01(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.01(a) of the Parent Disclosure Schedule.  None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)          Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary corporate power and authority:  (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c)          Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(d)          The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2017 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 3.02         Capital Structure.

(a)          The authorized capital stock of Parent consists of 95,000,000 shares of Parent Common Stock, par value, $0.001, of which 5,005,210 shares are issued and outstanding (which includes 1,509,019 shares of restricted stock) as of the close of business on the day prior to the date hereof and 1,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock”), of which no shares are issued and outstanding as of the close of business on the day prior to the date hereof.  No shares of capital stock are held in Parent’s treasury.  All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

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(b)          As of the date of this Agreement, Parent had reserved an aggregate of 483,745 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which options were outstanding for an aggregate of 343,573 shares. 399,621 shares of Parent Common Stock, net of exercises, were reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.02(b) of the Parent Disclosure Schedule lists each outstanding option to purchase shares of Parent Capital Stock (a “Parent Option”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof and the vesting schedule and post-termination exercise period thereof.

(c)          The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, would be duly authorized, validly issued, fully paid and non-assessable.

(d)          Except as set forth in Part 3.02(d) of the Parent Disclosure Schedule:  (i) none of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock.  None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.

Section 3.03         Authority; Non-Contravention; Approvals.

(a)          Parent has the requisite corporate power and authority to enter into this Agreement and, subject to Parent Stockholder Approval, to perform its obligations hereunder and to consummate the Parent Transactions.  The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the Parent Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Stockholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, the filing and recordation of the a certificate of amendment reflecting the matters contemplated pursuant to Section 1.04(c) (the “Parent Charter Amendment”) and the filing and recordation of the Certificate of Merger pursuant to Delaware Law.  The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date (“Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Stockholder Approval Matters.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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(b)          Parent’s board of directors, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held, or by unanimous written consent of the board of directors of Parent,  and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the Parent Transactions, including the Merger, are fair to, and in the best interests of Parent’s stockholders, and (ii) resolved to recommend that Parent’s stockholders approve the Parent Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting.  The board of directors of Merger Sub has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby.  Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.

(c)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.03(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract.

(d)          No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the Parent Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of Current Reports on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, (v) the filing of the Parent Charter Amendment with the Secretary of State of the State of Delaware in accordance with Section 5.15, (vii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market and (viii) such consents as may be required under the Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement.

Section 3.04         Anti-Takeover Statutes Not Applicable.  The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions.  The board of directors of Parent has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of Delaware Law.

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Section 3.05         SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a)          Parent has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with or furnished by Parent to the SEC since January 1, 2015 (the “Parent Lookback Date”) (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov (the “SEC Website”).  All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Parent SEC Documents required by:  (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.  As used in this Section 3.05, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          Except for such comment letters or correspondence as can be obtained on the SEC Website or which Parent has made available in a data room for review by Company, from the Parent Lookback Date through the date hereof, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the Nasdaq. Except as disclosed in the Parent SEC Documents or documents which Parent has made available in a data room for review by Company, Parent has no unresolved SEC comments. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq.

(c)          Since the Parent Lookback Date, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Parent, the board of directors of Parent or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(d)          Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

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(e)          Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(f)          The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.  Parent has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K).  Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s Financials in accordance with GAAP.

(g)          Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Parent Financials, (ii) incurred in connection with the Parent Transactions, (iii) disclosed in Part 3.05(g) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, or (v) incurred since the date of the Parent Unaudited Interim Balance Sheet  in the ordinary course of business.

Section 3.06         Absence Of Certain Changes Or Events.  Since the date of the most recent periodic report on Form 10-Q filed by Parent with the SEC through the date of this Agreement, each of the Acquiring Companies has conducted its business in the ordinary course of business, and (a) there has not been any event that has had a Parent Material Adverse Effect; (b) no Acquiring Company has entered into or amended any material terms of any Contract, in each case providing for new obligations in excess of $100,000 or (c) incurred any Indebtedness.

Section 3.07         Taxes.

(a)          Each of the income and other material Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements:  (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects.  All material Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns).  There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.  No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the SEC Documents.

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(b)          No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.

(c)          No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(d)          None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e)          No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f)          Each Acquiring Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(g)          No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h)          No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code.  No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Section 3.08         Intellectual Property. To the knowledge of Parent, Parent and its Subsidiaries have, or own rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with their respective businesses as presently conducted and as presently proposed to be conducted and which the failure to so have would reasonably be expected to have a Parent Material Adverse Effect (collectively, the “Parent Owned IP Rights”). Neither Parent nor any of its Subsidiaries has received any written notice of a claim or otherwise has any knowledge of any claim that any Parent Owned IP Right, or that the manufacture, sale, offer for sale, development, use or importation of any product, product candidate or service by or on behalf of Parent or its Subsidiaries, violates, misappropriates or infringes upon rights of any Person, except as would not have or reasonably be expected to have a Parent Material Adverse Effect.

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Section 3.09         Compliance with Legal Requirements.

(a)          Parent and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries are bound or affected), or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  To Parent’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, nor any product Commercialized or intended to be Commercialized by Parent, nor has any Governmental Body indicated to an Acquiring Company or its parent in writing an intention to conduct the same.

(b)          Parent and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”).  Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit. Except as set forth in Part 3.09(b) of the Parent Disclosure Schedule, the rights and benefits of each Parent Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Parent immediately prior to the Effective Time.  Parent has made available to Company all Parent Permits and correspondence from the FDA or other comparable Governmental Body.

(c)          The Acquiring Companies and Persons acting in concert with and on behalf of Parent:

(i)	have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)	have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)          None of the Acquiring Companies, and to the knowledge of Parent, no Representative of any of the Acquiring Companies on their behalf with respect to any matter relating to any of the Acquiring Companies, has:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

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(e)          No product or product candidate Commercialized by or on behalf of Parent, or by or on behalf of any of the other Acquiring Companies, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Acquiring Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Parent has, prior to the execution of this Agreement, provided or made available to Company all information about adverse drug experiences obtained or otherwise received by Parent or by any of the Acquiring Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate Commercialized by any of the Acquiring Companies.

(f)          Neither Parent nor any of the other Acquiring Companies, or Persons acting in concert with or on behalf of Parent or any of the other Acquiring Companies or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of the Parent, or, any of the other Acquiring Companies, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g)          All pre-clinical and clinical studies relating to Parent product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.

(h)          Parent has, and each of the other Acquiring Companies have, filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

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(i)          Parent and the other Acquiring Companies, and their Representatives, are and at all times have been, in compliance with, and the business of Parent and the other Acquiring Companies (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of Parent) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Regulatory Authorities, including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iii) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (iv) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a violation by Parent or the other Acquiring Companies of, or a failure on the part of Parent or the other Acquiring Companies to comply with, any such Legal Requirements.

Section 3.10         Legal Proceedings; Orders.

(a)          Except as set forth in Part 3.10(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding:  (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Parent Transactions.  Except as set forth in Part 3.10(a)(i) of the Parent Disclosure Schedule, none of the Legal Proceedings identified in Part 3.10(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect.  To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.10(a).

(b)          There is no Order to which any of the Acquiring Companies, or any material assets owned or used by any of the Acquiring Companies, is subject.  To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

Section 3.11         Brokers’ And Finders’ Fees.  Except as set forth in Part 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies.

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Section 3.12         Employee Benefit Plans.

(a)          Part 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any ERISA Affiliate of Parent (collectively, the “Parent Employee Plans”).  Neither Parent nor, to the knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements.  With respect to each material Parent Employee Plan, Parent has made available to Company, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements.

(b)          Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects.  Parent is not in material default under or material violation of, and have no knowledge of any material defaults or material violations by any other party to, any of Parent Employee Plans.  All contributions required to be made by Parent or any ERISA Affiliate to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP.  Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Parent, no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Plan that would cause the loss of such qualification.

(c)          No Parent Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent, is threatened against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)          Neither Parent nor any ERISA Affiliate of Parent has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  Neither Parent nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

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(e)          Except as set forth in Part 3.12(e) of the Parent Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of Parent or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by Parent pursuant to any Parent Employee Plan in connection with the Parent Transactions or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

Section 3.13         Title to Assets; Real Property.

(a)          The Acquiring Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them.  All of said assets are owned or leased by the Acquiring Companies free and clear of any Encumbrances, except for Permitted Liens.

(b)          The Acquiring Companies do not own and have not, since the Parent Lookback Date, owned any real property or any interest in real property, except for the leaseholders created under the real property leases identified in Part 3.13(b) of the Parent Disclosure Schedule.

Section 3.14         Environmental Matters.

(a)          No Hazardous Material has been released as a result of the deliberate actions of Parent or any of its Subsidiaries, or, to Parent’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Parent Material Adverse Effect.

(b)          Neither Parent nor any of its Subsidiaries has engaged in Hazardous Material Activities in material violation of any Legal Requirement in effect on or before the date hereof.

(c)          Parent and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Parent Material Adverse Effect.

(d)          No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Parent, threatened concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Material Activity of Parent or any of its Subsidiaries.

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Section 3.15         Parent Contracts.

(a)          Except for Excluded Contracts or as set forth in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2017 or subsequently filed with the SEC pursuant to any current or periodic report and available on the SEC Website or Parts 3.08(b) or 3.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i)	any management, employment, severance, retention, transaction bonus, change in control, material consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquiring Companies and (ii) any active, retired or former employees, directors or material consultants of any Acquiring Company, other than any such Contract that is (x) terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract), or (y) without any obligation on the part of any Acquiring Company, other than severance payments required to be made by any Acquiring Company under applicable Legal Requirements;

(ii)	any Contracts identified or required to be identified in Part 3.13(b) of the Parent Disclosure Schedule;

(iii)	any Contract with any distributor, reseller or sales representative with an annual value in excess of $100,000;

(iv)	any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Parent in relation to the manufacture of the Parent’s products or product candidates with an annual value in excess of $100,000;

(v)	any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Parent Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Parent Transactions;

(vi)	any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors;

(vii)	any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

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(viii)	any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)	any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)	any joint marketing or development agreement;

(xi)	any commercial Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Part 3.03 of the Company Disclosure Schedule;

(xii)	any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(xiii)	any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate, in each case following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv)	any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $100,000 in the aggregate.

(b)          Parent has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 3.14 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 3.14 but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2017 or as an exhibit to any current or periodic report subsequently filed with the SEC, but excluding Excluded Contracts, a “Parent Contract”).  Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract, has, since the Parent Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts.  To the knowledge of Parent, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to:  (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract or (ii) give any Person the right to declare a default in any material respect under any Parent Contract, except for any immaterial violations, breaches or defaults.  To Parent’s knowledge, each Parent Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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Section 3.16         Insurance.

(a)          Part 3.16(a) of the Parent Disclosure Schedule sets forth each material insurance policy (the “Parent Insurance Policies”) to which Parent or its Subsidiaries is a party.  Parent or its Subsidiaries maintain all Parent Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Parent’s and its Subsidiaries’ businesses in all material respects.  To Parent’s knowledge, such Parent Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure.  Since the Parent Lookback Date, all premiums due and payable under such Parent Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Parent Insurance Policies, or summaries of all terms material thereof, have been made available to the Company.

(b)          There are no material claims pending under any Parent Insurance Policies as to which coverage has been questioned, denied or disputed. Since the Parent Lookback Date, all material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 3.17         Interested Party Transactions.  Except as set forth in the SEC Documents, no event has occurred during the Parent Lookback Period that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

Section 3.18         Opinion of Financial Advisor.  The board of directors of Parent has received an opinion of H.C. Wainwright & Co., financial advisor to Parent, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view.  Parent will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.

Section 3.19         Shell Company Status.  Parent is not an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

Section 3.20         Valid Issuance.  The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

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Section 3.21         Disclosure; Parent Information. The information relating to Parent or its Subsidiaries to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed to Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.  The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Proxy Statement.

Article IV.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.01         Conduct of Company Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.01 of the Company Disclosure Schedule, as expressly permitted by this Agreement, in connection with a Permitted Financing or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement or in connection with a Permitted Financing, without obtaining the written consent of Parent, which shall not be unreasonably withheld (and in which event, if Parent has not objected in writing to any request for consent within 3 calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Company will not, and will not permit its Subsidiaries to, do any of the following:

(a)          amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, except in connection with a Permitted Financing;

(b)          issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), except for (i) the issuance of shares of Company Capital Stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants or other rights to convert into or exercise for shares of Company Capital Stock, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof and (ii) in connection with a Permitted Financing;

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(c)          redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);

(d)          incur any Indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets;

(e)          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquired Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(f)          accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(g)          sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights;

(h)          (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, in each case with an individual value in excess of $50,000; (ii) enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract, with new obligations or losses of rights in excess of $50,000; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(h);

(i)          forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)          take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(k)          (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants;  (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director,  officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Parent prior to the date hereof, or except as required by Legal Requirements;

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(l)          hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(m)          make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n)          pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

(o)          otherwise take any actions other than in the ordinary course of business consistent with past practice;

(p)          enter into any material partnership arrangements, joint development agreements or strategic alliances;

(q)          initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where the Company and its Subsidiaries are claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $100,000 individually;

(r)          except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other Transactions; or

(s)          take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (r) above.

Section 4.02         Conduct of Parent Business.  During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.02 of the Company Disclosure Schedule, as expressly permitted by this Agreement, in connection with the Spin-Off (effected in compliance with the provisions of Section 5.29), in connection with the implementation of any alternative structures resulting in only the pre-Effective Time Parent shareholders of record receiving any interest in the Spin-Off (to the extent the Spin-Off is not consummated prior to, or concurrently with, the Effective Time) or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.  In addition, without limiting the foregoing, other than as set forth on Part 4.02 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for consent within 3 calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Parent will not, and will not permit its Subsidiaries to, do any of the following:

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(a)          except for the Parent Charter Amendment, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(b)          issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements;

(c)          redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock;

(d)          incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets);

(e)          accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Parent Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f)          except for the Cash Dividend , (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquiring Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(g)          sell, assign, transfer, license, sublicense or otherwise dispose of any Parent IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h)          (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) other than with respect to the Yardley Lease, enter into or amend any material terms of any Parent Contract (other than solely to decrease any payment obligation of the Acquiring Company) or grant any release or relinquishment of any material rights under any Parent Contract, with new obligations or losses of rights in excess of $50,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) other than with respect to the Yardley Lease, enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.02(h);

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(i)          forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)          (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants;  (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director,  officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Company prior to the date hereof, or except as required by Legal Requirements;

(k)          hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(l)          take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(m)          make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n)          pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

(o)          enter into any material partnership arrangements, joint development agreements or strategic alliances;

(p)          accelerate the collection of, or otherwise modify Parent’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice,

(q)          initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Parent is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $100,000 individually;

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(r)          dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;

(s)          take any action that would cause the representation in Section 3.20 to become inaccurate;

(t)          other than with respect to the Yardley Lease (provided, that, the Company has a reasonable opportunity to review and consent to any modification with respect to the Yardley Lease), enter into or amend or modify any Parent Contract or any lease with respect to material real estate or any other Contract or lease that, if in effect as of the date hereof would constitute a Parent Contract or lease with respect to material real estate hereunder; or

(u)          except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other Transactions;

(v)         take, or agree in writing or otherwise to take, any of the actions described in Sections 4.02(a) through 4.02(u) above.

Article V.

ADDITIONAL AGREEMENTS

Section 5.01         Proxy Statement.

(a)          As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC a preliminary Proxy Statement. Reasonably promptly following (i) confirmation by the SEC that it has no further comments or (ii) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, (A) Parent will cause the Proxy Statement in definitive form to be mailed to the stockholders of Parent and (B) Company will cause the Proxy Statement in definitive form to be mailed to stockholders of Company.

(b)          Parent covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Company represents, covenants and agrees that the information provided by Company or its Subsidiaries to Parent for inclusion in the Proxy Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the SEC concludes its review of the preliminary Proxy Statement or expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.01. If any event relating to Parent or Company occurs, or if Parent or Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then Parent or Company, as applicable, shall promptly inform the other party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent without the prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed. The Proxy Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock pursuant to this Agreement.  Company and Parent shall each use commercially reasonable efforts to cause the Proxy Statement to comply with applicable federal and state securities laws requirements.

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(c)          Company shall reasonably cooperate with Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Company that is required by law to be included in the Proxy Statement or reasonably requested from Company to be included in the Proxy Statement. The information provided by the Company to be included in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of Company’s independent accounting firm, dated no more than two (2) Business Days after the date of this Agreement.

Section 5.02         Company Stockholder Written Consent.

(a)          As promptly as practicable, and in any event within five business days, following the earlier to occur of (i) confirmation by the SEC that it has no further comments on the Proxy Statement or (ii) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act (the “Company Vote Deadline”), the Company shall obtain the approval by written consent from Company stockholders sufficient for the Company Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL (“Company Stockholder Written Consent”) for purposes of (i) adopting this Agreement and approving the Merger, and all other Transactions (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of Delaware Law, a copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of Delaware Law and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under Delaware Law (collectively, the “Company Stockholder Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Transactions.  Without the prior written approval of Parent (not to be unreasonably withheld, conditioned or delayed), the Company Stockholder Written Consent shall not include any other approval or consent other than with respect to the Company Stockholder Matters and other any ancillary or related approvals customary or required in connection therewith.

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(b)          In connection with the solicitation of the Company Stockholder Written Consent, Company shall furnish to Parent, as promptly as possible, and in any event by the Company Vote Deadline, a copy of such executed Company Stockholder Written Consent.

(c)          Company agrees that, subject to Section 5.02(d): (i) Company’s board of directors shall recommend that the holders of Company Capital Stock vote (or take action by written consent) to approve the Company Stockholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.02(a) above (the recommendation of Company’s board of directors that Company’s stockholders vote to approve the Company Stockholder Approval Matters being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(d)          Notwithstanding anything to the contrary contained in Section 5.02(c), at any time prior to the approval of the Company Stockholder Approval Matters by the Company Stockholder Approval, the Company Board Recommendation may be withdrawn or modified (a “Company Change in Recommendation”) if the board of directors of Company concludes in good faith, after having consulted with Company’s outside legal counsel and financial advisors, that as a result of Company’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.12 that constitutes a Company Superior Offer, and the withdrawal or modification of the Company Board Recommendation is required in order for the board of directors of Company to comply with its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; provided, however, that prior to taking any action permitted under this Section 5.02(d), Parent shall provide Company with four (4) Business Days’ prior written notice advising Parent that it intends to effect such withdrawal or modification to the Company Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.12(b) and during such four (4) Business Day period, (i) Company shall negotiate, and cause its Representatives to negotiate, with Parent in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Company’s board of directors to effect such withdrawal or modification, and (ii) Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Company Board Recommendation.

(e)          Notwithstanding the occurrence of any Company Change in Recommendation, Company shall nonetheless solicit the Company Stockholder Written Consent.

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(f)          Nothing contained in this Agreement shall prohibit Company or its board of directors from (i) taking and disclosing to the stockholders of Company a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of Company pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided Company has otherwise complied with the terms of this Section 5.02, provided, however, that any disclosure made by Company or its board of directors pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that Company is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Comapny determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, further, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Company Change in Recommendation subject to the terms and conditions of this Agreement unless Company’s board of directors reaffirms the Company Board Recommendation in such disclosure or public statement; and (B) Company shall not affect a Company Change in Recommendation unless specifically permitted pursuant to the terms of Section 5.02(d).

(g)          Promptly following receipt of the Company Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of Delaware Law and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of Delaware Law and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under Delaware Law, along with such other information as is required thereunder and pursuant to applicable Law and a copy of Section 262 of Delaware Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.02(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.03         Parent Stockholders’ Meeting.

(a)          Parent shall (i)  take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (such meeting, the “Parent Stockholders’ Meeting”) to vote on the Merger, the issuance of  Parent Common Stock in the Merger, the Parent Charter Amendment, including for purposes of effectuating Reverse Split, and, to the extent required by the rules and regulations of Nasdaq(collectively, the “Parent Stockholder Approval Matters”) and (ii) mail to Parent Stockholders as of the record date established for the Parent Stockholders’ Meeting, the Proxy Statement.  The Parent Stockholders’ Meeting shall be held as promptly as practicable, and in any event within 50 days, following the earlier to occur of (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act (as extended pursuant to any adjournment or postponement permitted below, the “Parent Vote Deadline”). Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which or the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (B) it will not have sufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may, in its sole discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.

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(b)          Parent agrees that, subject to Section 5.03(c): (i) Parent’s board of directors shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.03(a) above; (ii) the Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters being referred to as the “Parent Board Recommendation”); (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company shall be adopted or proposed; and (iv) Parent shall use its reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, including by soliciting proxies in favor thereof.

(c)          Notwithstanding anything to the contrary contained in Section 5.03(b), at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the board of directors of Parent concludes in good faith, after having consulted with Parent’s outside legal counsel and financial advisors, that as a result of Parent’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.13 that constitutes a Superior Offer, and the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.03(c), Parent shall provide Company with four (4) Business Days’ prior written notice advising the Company that it intends to effect such withdrawal or modification to the Parent Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.13(b) and during such four (4) Business Day period, (i) Parent shall negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Parent’s board of directors to effect such withdrawal or modification, and (ii) Parent shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Parent Board Recommendation.

(d)          Notwithstanding the occurrence of any Parent Change in Recommendation, Parent shall nonetheless submit this Agreement to the Parent Stockholders for adoption at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting.

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(e)          Nothing contained in this Agreement shall prohibit Parent or its board of directors from (i) taking and disclosing to the stockholders of Parent a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided Parent has otherwise complied with the terms of this Section 5.03, provided, however, that any disclosure made by Parent or its board of directors pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, further, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Parent Change in Recommendation subject to the terms and conditions of this Agreement unless Parent’s board of directors reaffirms the Parent Board Recommendation in such disclosure or public statement; and (B) Parent shall not affect a Parent Change in Recommendation unless specifically permitted pursuant to the terms of Section 5.03(c).

Section 5.04         Access to Information; Confidentiality.  During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Parent will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information, in which event such party shall cause such information to be delivered in a form or summary, including any redactions that may be necessary, so as to provide as much requested information as reasonably practicable while retaining such privilege.  Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Parent will promptly provide the other party with copies of:  (a) all material operating and financial reports prepared by Company or Parent (or their respective Representatives), as applicable, for such party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Parent Contract, as applicable, or sent to Company or Parent by any third party to any Company Contract or Parent Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and (e) any material notice, report or other document received from any Governmental Body.  Each party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Parent and Company; provided, that the Company may make disclosure of such information to its stockholders or other third parties as may be reasonably necessary to enable the Company to comply with its obligations under this Agreement, including without limitation under Section 5.02 hereof.

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Section 5.05         Regulatory Approvals and Related Matters. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent and Company shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

Section 5.06         Director Indemnification and Insurance.

(a)          From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”). The Company directors and officers who become directors and officers of the Surviving Corporation and Parent will enter into Parent’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification.  The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company and Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

(b)          Effective as of the Effective Time, Company may, at Company’s sole expense, secure a “tail” policy on Company’s existing directors and officer’s liability insurance policy for a period of six (6) years.

(c)          Effective as of the Effective Time, Parent will secure a directors and officers liability “tail” policy on Parent’s existing directors and officers for a period of six (6) years.

(d)          This Section 5.06 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation, Parent and the D&O Indemnified Parties, and will be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.07         Notification of Certain Matters.

(a)          Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 6.02(a) or Section 6.03(a), as applicable, would fail to be satisfied as of the Closing; (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.02(b) or Section 6.03(b), as applicable, would fail to be satisfied as of the Closing and (iii) whether any holder of shares of Parent Capital Stock or any security or other right convertible into or exercisable for shares of Parent Capital Stock has made any demand or request for the repurchase of any such share, security or right; provided, however, that the delivery of any notice pursuant to this Section 5.07 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

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(b)          Each of Company and Parent will give prompt notice to the other of:  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other Transactions; (iii) any litigation relating to or involving or otherwise affecting Company or Parent that relates to the Merger or other Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect.

Section 5.08         Stockholder Litigation.  From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Parent shall promptly notify Company of any litigation brought, or threatened, against Parent and/or members of the board of directors of Parent or any of its officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof.  From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Company shall promptly notify Parent of any litigation brought, or threatened, against Company and/or members of the board of directors of Company or any of its officers relating to the Transactions or otherwise and shall keep Parent informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.09         Public Announcements.  Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding this Agreement and/or the Transactions without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure, without the consent or review of Company.

Section 5.10         Conveyance Taxes.  Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

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Section 5.11         Board of Directors and Officers of Parent.

Parent will take all actions necessary to cause the board of directors of Parent, immediately after the Effective Time, to consist of the members as determined by Company, it being understood that Parent shall have the right to designate one member. Prior to the mailing of the Proxy Statement, Parent shall provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Parent effective immediately after the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements.  Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on a form to be determined by Company (and absent such agreement, on Parent’s form indemnification agreement), within fifteen (15) days of their appointment.

Section 5.12         Non-Solicitation by Company.

(a)          Beginning on the date hereof and continuing until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, the Company will not and will not authorize or permit any of its Subsidiaries or any Representative of Company or its Subsidiaries, directly or indirectly, other than in connection with a Permitted Financing, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Company Stockholder Approval, this Section 5.12(a) will not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, entering into discussions with, any Person in response to any bona fide written Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, Company’s board of directors determines in good faith is, or would reasonably be expected to result in, a Company Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 5.12(a); (2) the board of directors of Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that, in light of such Acquisition Proposal and the terms of this Agreement, failure to take such action would result in a breach of its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no less favorable to Company than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company as well as customary “standstill” provisions (an, “Acceptable Company Confidentiality Agreement”) and (4) substantially contemporaneous with furnishing any such information to such Person, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent).  Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Company (or its Subsidiaries), takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 5.12, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.12 by Parent for purposes of this Agreement..

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(b)          Company will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period.  Company will keep Parent informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.

(c)          Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

Section 5.13         Non-Solicitation by Parent.

(a)          Beginning on the date hereof and continuing until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Parent will not and will not authorize or permit any of its Subsidiaries or any Representative of Parent or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any nonpublic information regarding Parent or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Parent Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Parent Stockholder Approval, this Section 5.13(a) will not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, entering into discussions with, any Person in response to any bona fide written Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, Parent’s board of directors determines in good faith is, or would reasonably be expected to result in, a Parent Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 5.13(a); (2) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that, in light of such Acquisition Proposal and the terms of this Agreement, failure to take such action would result in a breach of its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement on terms no less favorable to Parent than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent as well as customary “standstill” provisions (an, “Acceptable Parent Confidentiality Agreement”) and (4) substantially contemporaneous with furnishing any such information to such Person, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company).  Without limiting the generality of the foregoing, Parent acknowledges and agrees that in the event any Representative of Parent (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Parent (or its Subsidiaries), takes any action that, if taken by Parent (or its Subsidiaries), would constitute a breach of this Section 5.13, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.13 by Parent for purposes of this Agreement.

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(b)          Parent will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Parent or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period.  Parent will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.

(c)          Parent will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

Section 5.14         Section 16 Matters.  Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.  At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent:  (a) the number of shares of Company Capital Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger and (b) the number of other derivative securities (if any) with respect to Company Capital Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

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Section 5.15         Parent Charter Amendment.  Immediately prior to the Effective Time, Parent will file the Parent Charter Amendment with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

Section 5.16         Company Options; Restricted Shares.

(a)          At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Option Plan.  All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time:  (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that:  (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.16(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’ board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent.  Notwithstanding anything to the contrary in this Section 5.16(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.  It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(b)          At the Effective Time, each unvested Company Restricted Share that is outstanding immediately prior to the Effective Time under the Company Option Plan will be exchanged for restricted shares of Parent Common Stock that shall have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Option Plan and the applicable Company Restricted Share agreements relating thereto, as in effect immediately prior to the Effective Time, in an amount equal to the number of Company Restricted Shares outstanding with respect to such Company Restricted Share award immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock.

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Section 5.17         Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Parent Common Stock.  All rights with respect to Company Common Stock under Company Warrants assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time:  (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent will continue in full force and effect and the term, exercisability and other provisions of such Company Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by Parent in accordance with this Section 5.17(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time.

Section 5.18         Parent Warrants.  If required by any applicable Parent Warrant, promptly after the date of this Agreement, and in any event within twenty (20) Business Days before the Effective Time, Parent shall deliver notice to the holders of such Parent Warrants with respect to the Transactions and the rights of the holders thereof in connection therewith, subject to the review and approval of Company (not to be unreasonably withheld).

Section 5.19         Allocation Certificate; Indebtedness; Invoices; Parent Certificate.

(a)          Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (i) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number and type of shares of Company Capital Stock owned by each such Company Stockholder and (ii) the allocation of the Merger Consideration among the Company Stockholders pursuant to the Merger (the “Allocation Certificate”).

(b)          At least five (5) Business Days prior to the Closing Date, Parent shall, to the extent applicable, deliver to Company an accurate and complete copy of: one or more payoff letters, each dated no more than five Business Days prior to the Closing Date, with respect to all outstanding Indebtedness of Parent, to: (A) satisfy such Indebtedness as of the Closing; and (B) terminate and release any Encumbrances related thereto; and (ii) Parent Invoices with respect to all Transaction Costs estimated to be due and payable by Parent as of the Closing Date.

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(c)          Parent will prepare and deliver to Company at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Parent in a form reasonably acceptable to Company which sets forth the calculation of (i) Parent Closing Cash and Working Capital, together, in each case, with reasonable supporting detail and (ii) the Cash Dividend (the “Parent Certificate”), which Parent Certificate shall be subject to the reasonable review and approval of Company. Following delivery of the Parent Certificate until the Closing, Company and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with Parent and its accountants the calculation of Parent Closing Cash and Working Capital and the other components of the Cash Dividend and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of Parent and its accountants so as to allow Company and its accountants to verify the accuracy of the Parent Closing Cash and Working Capital and the other components of the Cash Dividend.

Section 5.20         Employees; Employee Benefit Matters.

(a)        Effective as of immediately prior to the Closing, at Company’s request, Parent shall terminate, in compliance with applicable Legal Requirements, the employment of any employee of Parent as requested by Company. Parent shall be responsible for the payment of all final payments, wages, salary and benefits and other remuneration, including, any severance, bonus, accrued vacation, payment in lieu of notice period and vacation pay or other payments or amounts due to such employees, whether under Legal Requirements or Contract with respect to their services as employees of Parent and the termination of their employment, and all such payments shall be made to each such employee prior to the Closing and be considered Transaction Costs.

(b)          For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee who continues to be employed by Parent, the Company or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with Parent, Company or any of their respective Subsidiaries and their respective predecessors; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

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Section 5.21         Company and Parent Disclosure Schedules.  Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof.  Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.02(a) and 6.03(a) of this Agreement.

Section 5.22         Tax Matters. Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.23         Reverse Split.  If applicable, Parent shall submit to the holders of Parent Common Stock at the Parent Stockholders’ Meeting a proposal to approve and adopt the Parent Charter Amendment authorizing the board of directors of Parent to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and Company (the “Reverse Split”) and within the range approved by the holders of Parent Common Stock. If applicable, Parent shall cause the Reverse Split to be implemented and take effect immediately prior to the Effective Time.

Section 5.24         Lock-up Agreements.  During the Pre-Closing Period, Company shall deliver a Company Lock-up Agreement to each of the Company Stockholders and shall use its commercially reasonable efforts to cause its Company Stockholders to enter into such Company Lock-up Agreement.

Section 5.25         Listing.  Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Parent agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.25.

Section 5.26         Legends. Parent shall place customary restrictive legends on the book entries and/or certificates evidencing the shares of Parent Common Stock to be received in the Merger.

Section 5.27         Company Financial Statements. Within two (2) Business Days following the date of this Agreement, Company will furnish to Parent (i) audited financial statements for the fiscal years ended 2016 and 2017, if any, for inclusion in the Proxy Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

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Section 5.28         Further Assurances. Prior to the Effective Time, the Parties will exercise their reasonable best efforts to cause to be satisfied those conditions set forth under Article VI. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.29         Contract Manufacturing Business. During the Pre-Closing Period, Parent shall use commercially reasonable efforts to consummate the Spin-Off, which shall be effective immediately prior to the Closing, in accordance with applicable Legal Requirements. Parent shall provide the Company a reasonable opportunity to review all documents and agreements related to the Spin-Off, which documents and agreements shall be reasonably acceptable to Company. Prior to effecting the Spin-Off, Parent shall (a) seek and obtain written agreements in form and substance reasonably acceptable to Company from all parties to Contracts that are distributed in connection with the Spin-Off releasing Parent from any and all liabilities and obligations under such Contracts, (b) obtain an independent third party valuation from a credible firm reasonably acceptable to Company, which valuation shall be in form and substance reasonably acceptable to Company, of the equity interests in the Spin-Off to be distributed to holders of Parent Common Stock in connection with the Spin-Off and with a valuation date of the date of the Spin-Off (the “Spin-Off Valuation”), (c) provide evidence reasonably satisfactory to Company that no material Tax will arise to Parent as a result of the Spin-Off and (d) deliver to Company a schedule, which schedule shall be reasonably acceptable to Company, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred to SpinCo. Not later than 30 days prior to the proposed date of the Spin-Off, Parent will deliver to Company a draft of the Spin-Off Valuation for Company’s review and comment, and Parent will instruct the independent valuation firm to consider such comments in good faith. Parent will use best efforts to deliver or cause to be delivered to Company, not later than three Business Days before the date of the Spin-Off, a final version of the Spin-Off Valuation in respect of Parent’s equity interest in Spinco. Parent shall not effect the Spin-Off without Company’s written consent, such consent not to be unreasonably withheld. For the avoidance of doubt, so long as Parent exercised commercially reasonable efforts to cause the Spin-Off to occur concurrently with the Effective Time, the occurrence of the Spin-Off is not a condition of the Company’s obligations to the consummate the transactions contemplated by this Agreement.

Article VI.

CONDITIONS TO THE MERGER

Section 6.01         Conditions To Obligation Of Each Party To Effect The Merger.  The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

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(b)          Governmental Approvals.  Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(c)          Stockholder Approvals.  This Agreement will have been duly adopted and the Merger will have been duly approved by the Company Stockholder Approval and the Parent Stockholder Approval Matters will have been duly adopted and approved by the Parent Stockholder Approval.

(d)          Stock Exchange Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

Section 6.02         Additional Conditions to Obligations of Parent.  The obligations of Parent to effect the Merger are also subject to the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Company (i) that constitute the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) contained in this Agreement (other than the Company Fundamental Representations) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded.  Parent will have received a certificate to such effect signed by an officer of Company.

(b)          Agreements and Covenants.  Company will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent will have received a certificate to such effect signed by and officer of Company.

(c)          Officer’s Certificate. Parent shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Company certifying (i) that the conditions set forth in Sections 6.02(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by Company in accordance with Section 5.19(a) is true and accurate in all respects as of the Closing Date.

(d)          Company Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.

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(e)          FIRPTA Certificate. Parent will have received from Company applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, dated as of the Closing Date and executed by Company, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit D attached hereto, dated as of the Closing Date and executed by Company.

(f)          Dissenting Shares.  No holders of the shares of Company Capital Stock (on an as-converted to Company Common Stock basis) will have demanded appraisal rights.

(g)          Allocation Certificate.  The Chief Financial Officer of Company will have executed and delivered to Parent the Allocation Certificate.

(h)          Lock-up Agreements. The Lock-up Agreements executed by each of the Company Lock-up Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing shall be in full force and effect.

(i)          Company Board of Directors Resignation Letters.  Parent will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Company and each of its Subsidiaries contemplated by Section 5.11, pursuant to which each such person will resign as a member of the board of directors of Company immediately following the Effective Time.

Section 6.03         Additional Conditions to Obligations Of Company.  The obligation of Company to effect the Merger is also subject to the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) set forth in Sections 3.02 (Capital Structure) and 3.03 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Sections 3.02 (Capital Structure) and 3.03 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Parent Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded.  Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b)          Agreements and Covenants.  Parent and Merger Sub will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.  Company will have received a certificate to such effect signed by an officer of Parent.

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(c)          Officer’s Certificate. Company shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying (i) that the conditions set forth in Sections 6.03(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Parent Certificate delivered by Parent in accordance with Section 5.19(d) is true and accurate in all respects as of the Closing Date.

(d)          Parent Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect, that is continuing.

(e)          Parent Board of Directors Resignation Letters.  Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent contemplated by Section 5.11 and each of the Parent Subsidiaries, as applicable, pursuant to which each such person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(f)          Parent Certificate.  The Chief Financial Officer of Parent will have executed and delivered to Company the Parent Certificate.

(g)          Lock-Up Agreements.  The Lock-Up Agreements executed by each of the Parent Lock-Up Signatories and each executive officer and director of Parent who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing, each of which shall be in full force and effect.

(h)          Parent Invoices. Company will have received written acknowledgements pursuant to which Parent’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of Parent, or who is otherwise entitled to any compensation from Parent that in each case is owed Transaction Costs from Parent: (i) the total amount of Transaction Costs that are payable to such Person; and (ii) that, upon receipt of the amount referred to in clause “(i)” above, such party will have been paid in full and is not (and will not be) owed any other Transaction Costs (collectively, the “Parent Invoices”).

(i)          Employee Matters. Company will have received evidence reasonably satisfactory to it as to compliance by Parent with the provisions of Section 5.20(a).

Article VII.

TERMINATION

Section 7.01         Termination.  This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Parent:

(a)          by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

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(b)          by either Parent or Company if the Merger has not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 7.01(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Merger to occur on or before such date); provided, however, in the event that the SEC has not concluded its review of the preliminary Proxy Statement by the date which is sixty (60) days prior to the End Date, then Parent shall be entitled to extend the End Date for an additional sixty (60) days;

(c)          by either Parent or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)          by  Parent if the Company Stockholder Approval shall not have been obtained by the Company Vote Deadline; provided, however, that once the Company Stockholder Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 7.01(d); provided, further, that the right to terminate this Agreement under this Section 7.01(d) will not be available if Parent’s failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Company Stockholder Approval to be obtained at or before such time;

(e)          by  Company if the Parent Stockholder Approval shall not have been obtained by the Parent Vote Deadline; provided, however, that once the Parent Stockholder Approval has been obtained, Company may not terminate this Agreement pursuant to this Section 7.01(e); provided, further, that the right to terminate this Agreement under this Section 7.01(e) will not be available if Company’s failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Parent Stockholder Approval to be obtained at or before such time;

(f)          by either Parent or Company, if the Parent Stockholder’s Meeting shall have been held (subject to any adjournment or postponement permitted by Section 5.03(a)) and the Parent Stockholder Approval contemplated by this Agreement will not have been obtained thereat (provided that the right to terminate this Agreement under this Section 7.01(f) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Parent Stockholder Approval to be obtained thereat);

(g)          by Parent if (i) the Board of Directors of Company has effected a Company Change in Recommendation and (ii) the Company Stockholder Approval shall not have been obtained by the Company Vote Deadline;

(h)          by Company if (A) the Board of Directors of Parent has effected a Parent Change in Recommendation and (B) the Parent Stockholder Approval shall not have been obtained by the Parent Vote Deadline;

(i)          by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.01(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(f); provided, further that no termination may be made pursuant to this Section 7.01(f) solely as a result of the failure of Company to obtain the Company Stockholder Approval (in which case such termination must be made pursuant to Section 7.01(d));

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(j)          by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.01(g) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(g); provided, further, that no termination may be made pursuant to this Section 7.01(g) solely as a result of the failure of Parent to obtain the Parent Stockholder Approval (in which case such termination must be made pursuant to Section 7.01(e)).

Section 7.02         Effect Of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.02, and Article VIII hereof and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.02, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement).  No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article VII and Article VIII, survive termination of this Agreement in accordance with its terms.

Section 7.03         Expenses; Termination Fees.

(a)          Except as set forth in this Section 7.03 or specifically set forth elsewhere in this Agreement, all Transaction Costs shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)          If this Agreement is terminated by Parent pursuant to Section 7.01(d), Section 7.01(f) or Section 7.01(g), (i) then Company shall pay to Parent an amount equal to $249,000 (the “Termination Fee”), plus any amount payable to Company pursuant to Section 7.03(d).

(c)          If this Agreement is terminated by Company pursuant to Section 7.1(e), Section 7.1(f) or Section 7.1(h), then Parent shall pay to Company the Termination Fee, plus any amount payable to Parent pursuant to Section 7.03(d).

(d)          If either Party fails to pay when due any amount payable by it under this Section 7.03, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 7.03 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

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Article VIII.

GENERAL PROVISIONS

Section 8.01         Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received:  (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a)	If to Parent or Merger Sub:

Alliqua BioMedical, Inc.

2150 Cabot Blvd., West, Suite B

Langhorne, PA 19047

Attn: David Johnson

E-Mail: djohnson@alliqua.com

With a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attn.:	Rick A. Werner

Greg Kramer

E-Mail:	rick.werner@haynesboone.com

greg.kramer@haynesboone.com

(b)	If to Company:

Adynxx, Inc.

100 Pine Street, Suite 500

San Francisco, CA 94111

Attention: Rick Orr

Email: rorr@adynxx.com

With a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:	Laura Medina

John McKenna

Email:	lmedina@cooley.com

jmckenna@cooley.com

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Section 8.02         Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.03         Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.04         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 8.05         Entire Agreement.  This Agreement constitutes the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.06         Successors and Assigns.  This Agreement will be binding upon:  (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); and (d) the Company Stockholders.  This Agreement will inure to the benefit of:  (i) Company; (ii) Parent; (iii) Merger Sub; (iv) the other Parent Indemnified Persons; and (v) the respective successors and assigns (if any) of the foregoing.  No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

Section 8.07         Parties In Interest.  This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.06 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

Section 8.08         Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

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Section 8.09         Remedies Cumulative; Specific Performance.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Each party to this Agreement agree that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement:  (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to:  (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

Section 8.10         Governing Law; Venue; Waiver of Jury Trial.

(a)          This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)          Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the District of Delaware.  Each party to this Agreement:  (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.11         Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.12         Attorney Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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Section 8.13         Cooperation.  In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

Section 8.14         Non-Survival of Representations, Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.15         Construction.

(a)          References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)          For purposes of this Agreement, whenever the context requires:  the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(c)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(d)          As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(e)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f)          Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)          The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Rick Orr, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.  The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of David Johnson, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.

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(h)          Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Legal Requirements to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Executive Officer

EMBARK MERGER SUB INC.

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Executive Officer

ADNYXX, INC.

By:	/s/ Rick Orr
Name:	Rick Orr
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” mean Company and its direct and indirect Subsidiaries.

“Acquiring Companies” mean Parent and its direct and indirect Subsidiaries.

“Acquisition Proposal” means any offer, proposal or indication of interest contemplating or which would reasonably be interpreted to be lead to the contemplation of an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)           any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 20% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)           any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries); or

(c)           any liquidation or dissolution of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).

“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Applicable Amount” means 0.8625; provided, however, that if the Company raises more than $10,000,000 in the Permitted Financing (including the conversion of convertible promissory notes outstanding as of the date of this Agreement), then, in such instance the “Applicable Amount” shall be ratably adjusted upward on a sliding scale from 0.8625 to account for such excess amount raised in the Permitted Financing such that, in the event Company raises $20,000,000 in the Financing (including the conversion of convertible promissory notes outstanding as of the date of this Agreement), the Applicable Amount means 0.9.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by applicable Legal Requirements to close.

“Cash Dividend” means a cash dividend, declared and paid or to be paid to stockholders of Parent as of the Parent Record Date, of a per share amount calculated as the quotient of (a)(i) Closing Parent Cash minus (ii) Indebtedness of Parent outstanding as of immediately prior to the Effective Time minus (iii) Transaction Costs of Parent minus (iv) the amount (expressed as a positive number), if any, by which the Working Capital is less than zero ($0) divided by (b) the number of shares of Parent Capital Stock outstanding as of the Parent Record Date.

“Closing Company Cash” means the Company’s cash on hand immediately prior to the Effective Time.

“Closing Parent Cash” means Parent’s cash on hand immediately prior to the Effective Time.

“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock of the Company, par value $0.001.

“Company Disclosure Schedule” means the disclosure schedule in agreed form that has been delivered by Company to Parent on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.01 (Organization and Qualification; Charter Documents), 2.02 (Capital Structure), 2.03 (Authority; Non-Contravention; Approvals), 2.11 (Brokers’ And Finders’ Fees) and 2.13 (Title to Assets; Real Property).

“Company IP Rights” mean all IP Rights owned solely or co-owned by an Acquired Company or in which an Acquired Company has any right, title or interest and which are used by an Acquired Company in the ordinary course of its business.

“Company Material Adverse Effect” means any effect, change, event or circumstance (an “Effect”) that (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Acquired Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect:  Effects resulting from (i) conditions generally affecting the industries in which the Acquired Companies operate (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (iv) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i) - (iv), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; or (b) prevents the Company from consummating the Merger.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Option Plan” means the Adynxx, Inc. 2010 Equity Incentive Plan with an effective date of December 8, 2010, as established and maintained by the Company and as amended and restated from time to time.

“Company Outstanding Shares” means the (a) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (assuming the conversion of the Company Preferred Stock into Company Common Stock immediately prior to the Effective Time) and (b) the total number of shares of Company Common Stock that, immediately prior to the Effective Time, are issuable upon exercise of Company Options (whether or not vested or currently exercisable) and Company Warrants. Company Outstanding Shares shall include any equity securities issuable at or after the Effective Time by Parent in connection with the Transaction Costs of the Company.

“Company Preferred Stock” means the Company’s Series A and Series B Preferred Stock, collectively.

“Company Restricted Share” means a share of Company Capital Stock that is subject to repurchase by, or forfeiture to, the Company pursuant to restricted stock or similar agreements with the Company.

“Company Stockholders” mean the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the board of directors of Company determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Company Warrant” means a warrant to purchase shares of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).  For the avoidance of doubt, Encumbrance does not include Out-Licenses.

“End Date” means the date that is six (6) months after the date of this Agreement.

“Employee Benefit Plan” means each plan, program, policy, contract, agreement or other arrangement providing for retirement, pension, deferred compensation, severance, separation pay, relocation benefits, termination pay, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient of (a) the Merger Shares divided by (b) the Company Outstanding Shares.

“Excluded Contracts” means (i) any non-exclusive Contract concerning “off-the-shelf” or similar computer software that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to IP Rights and entered into in the Ordinary Course of Business, (iii) Contracts that have expired on their own terms or were terminated and for which there are no material outstanding obligations, and (v) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“FDA” means the United States Food and Drug Administration.

“Financing” shall mean the sale and issuance of debt or equity securities by Company to former or existing stockholders or other investors or their respective Affiliates in the Company or its Subsidiaries.

“Governmental Body” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date.  For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“IP Rights” mean any and all of the following in any country or region:  (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, controlling principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lock-up Agreement Signatories” means those Persons set forth on Schedule A.

“Merger Shares” means the product of (a) the Total Outstanding Shares multiplied by (b) the Applicable Amount.

“Merger Sub Common Stock” means the Common Stock, $0.001 par value per share, of the Merger Sub.

“Nasdaq” means The Nasdaq Capital Market.

“Order” means any order, writ, injunction, judgment or decree.

“Out-of-the-Money Parent Securities” means any Parent Options and Parent Warrants having an exercise price in excess of $6.87 (as adjusted for any stock splits, combinations, reorganizations and the like with respect to the Parent Common Stock between the date of announcement and the Effective Time).

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.

“Parent IP Rights” mean all IP Rights of the Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, (a) has a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect:  Effects resulting (i) from conditions generally affecting the industries in which Parent participates; (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; and (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i), (ii), (iv) and (v), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; or (b) prevents Parent or Merger Sub from consummating the Merger.

“Parent Outstanding Shares” means the means the sum of (a) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, (b) the total number of shares of Parent Common Stock that, immediately prior to the Effective Time, are issuable upon exercise of Parent Options (whether or not vested or currently exercisable) and Parent Warrants, in each case other than Out-of-the-Money Parent Securities and (c) the total number of shares of Parent Common Stock underlying Parent RSUs outstanding immediately prior to the Effective Time. Parent Outstanding Shares shall include any equity securities that are issuable at or after the Effective Time by Parent in connection with the Transaction Costs of Parent.

“Parent Record Date” the date (which shall occur prior to the Effective Time) with respect to which Parent stockholders of record on such date will receive the Cash Dividend.

“Parent RSUs” means restricted stock units issued by Parent.

“Parent Stock Option Plans” mean the 2014 Long Term Incentive Plan, the 2011 Long Term Incentive Plan, and the 2001 Long Term Incentive Plan, each as established and maintained by Parent (or a predecessor to Parent) and as amended and restated from time to time.

“Parent Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the board of directors of Parent determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Parent Transactions” means the Transactions.

“Parent Unaudited Interim Balance Sheet” means the balance sheet included in Parent’s Form 10-Q for the period ended June 30, 2018.

“Parent Warrant” means any warrant to purchase shares of Parent Capital Stock.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permitted Financing” shall mean a Financing in an amount not to exceed $20,000,000 (including the conversion or exchange of any promissory notes of Company outstanding as of the date of this Agreement).

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate Legal Proceedings or that may thereafter be paid without penalty; (ii) statutory Liens of landlords or lessors under rental agreements for amounts not delinquent, (iii) mechanics’, carriers’, warehousemen’s, workers’, repairers’ and similar Liens imposed by applicable Law or arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due and payable or being contested in good faith by appropriate Legal Proceedings; (iv) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; and (v) licenses and other similar rights granted and obligations incurred in the ordinary course of business consistent with past practice that are not material to the operation of the applicable business, (vi) Liens or encumbrances of record affecting any owned or leased real property, any matters that would be disclosed by a survey of any owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any owned or leased real property, in each case that would not be reasonably likely to materially interfere with the present use or occupancy of such real property.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.

The “Phase 2 Study” means the Company’s currently planned Phase 2 clinical trial for brivoligide in total knee arthroplasty patients.

“Proxy Statement” shall mean the proxy statement to be sent to Company’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Company Stockholder Written Consent) and to Parent’s stockholders in connection with the Parent’s Stockholders’ Meeting.

“Registrable Securities” means shares of Parent Common Stock issued in connection with the Closing pursuant to this Agreement; provided, however, that shares of Parent Common Stock shall cease to be Registrable Securities hereunder if and when (a) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities under the Securities Act, (b) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (c) with respect to the Registrable Shares held by a particular securityholder, such securityholder holds a number of Registrable Securities less than the number of share of Parent Common Stock that can be sold by such securityholder in a single 90-day period pursuant to Rule 144 (including Rule 144(e)).

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other controlled Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other controlled Affiliates.

“SEC Documents” mean each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since the Parent Lookback Date, including all amendments thereto.

“SpinCo” means AquaMed Technologies, Inc.

“Spin-Off” means shall mean the transaction or series of transactions resulting in (a) the divestiture in one or a series of transactions, including by way of stock transfer, asset sale, merger or otherwise, by the Parent of SpinCo, which shall consist solely of Parent’s custom hydrogel manufacturing business, (b) the assumption in one or a series of transactions, including by operation of Legal Requirements, by SpinCo of all of the liabilities of Parent associated with Parent’s custom hydrogels business and (c) the pro rata distribution to the holders of Parent Common Stock prior to the Effective Time of SpinCo common stock.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Outstanding Shares” means the quotient of (a) the Parent Outstanding Shares divided by (b) 0.13.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Transactions, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid; provided, Parent and Company shall share equally all out of pocket costs and expenses, other than attorneys’, accountants’ and other similar service provider’s fees and expenses, incurred in relation to (i) the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Transactions; (ii) the filing with the SEC of the preliminary and definitive Proxy Statement (including any financial statements and exhibits), including printer fees, and any amendments or supplements thereto, and the printing and delivery of such documents to the Parties’ stockholders; and (iii) any fees incurred in connection with obtaining Nasdaq approval for the merger, the name and ticker symbol changes, and the listing of the shares of Parent Common Stock to be issued, to the extent contemplated by this Agreement. For the avoidance of doubt, all fees and costs incurred in connection with the Spin-Off and in obtaining the Spin-Off Valuation shall be borne by Parent.

“Voting Agreement Signatories” mean:  (a) means those Persons set forth on Schedule B; and (b) each of the directors and officers of Company and Parent.

“Working Capital” means the (a) the current assets of Parent, as of the Closing, calculated in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in the Parent SEC Documents, excluding Closing Parent Cash and deferred tax assets, minus (b) the current liabilities of Parent, as of the Closing, calculated in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in the Parent SEC Documents, excluding deferred tax liabilities, Indebtedness and Transaction Costs.

“Yardley Lease” means that certain Agreement of Lease, dated as of August 14, 2014, by and between Parent and Lower Makefield Investor LLC, as supplemented by that certain Confirmation of Lease Term, dated as of February 15, 2016.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acceptable Company Confidentiality Agreement”	Section 5.12(a)
“Acceptable Parent Confidentiality Agreement”	Section 5.13(a)
“Agreement”	Preamble
“Allocation Certificate”	Section 5.19
“Certificate of Merger”	Section 1.02
“Certifications”	Section 3.05(a)
“Closing Date”	Section 1.02
“Closing”	Section 1.02
“Code”	Recitals
“Commercialized”	Section 2.09(e)
“Company Appointees”	Section 5.11(a)
“Company Balance Sheet”	Section 2.05(a)
“Company Change in Recommendation”	Section 5.02(d)
“Company Contract”	Section 2.16(b)
“Company Disclosure Schedule”	Exhibit A
“Company Employee Plans”	Section 2.12(a)
“Company Environmental Permits”	Section 2.14(c)
“Company Financials”	Section 2.05(a)
“Company Insurance Policy”	Section 2.18(a)

“Company Lookback Date”	Section 2.05(c)
“Company Owned IP Rights”	Section 2.08
“Company Permits”	Section 2.09(b)
“Company Stock Certificate”	Section 1.09
“Company Stockholder Matters”	Section 5.02(a)
“Company Stockholder Written Consent”	Section 5.02(a)
“Company Vote Deadline”	Section 5.02(a)
“Company Voting Agreements”	Recitals
“Company”	Preamble
“Confidentiality Agreement”	Section 5.04
“D&O Indemnified Party”	Section 5.06(a)
“Delaware Law”	Section 1.01
“Dissenting Shares”	Section 1.07
“Effective Time”	Section 1.02
“ERISA Affiliate”	Section 2.12(a)
“ERISA”	Section 2.12(a)
“Exchange Act”	Section 2.03(d)
“Exchange Agent”	Section 1.08(a)
“Exchange Fund”	Section 1.08(a)
“GAAP”	Section 2.05(a)
“Hazardous Material Activities”	Section 2.14(b)
“Hazardous Material”	Section 2.14(a)
“knowledge of Company”	Section 8.15(g)
“knowledge of Parent”	Section 8.15(g)
“Liability”	Section 2.05(d)
“Lock-up Agreements”	Recitals
“Merger Consideration”	Section 1.06(a)

“Merger Sub”	Preamble
“Merger”	Recitals
“Nasdaq Listing Application”	Section 5.25
“Parent Board Recommendation”	Section 5.03(b)
“Parent Certificate”	Section 5.19(d)
“Parent Change in Recommendation”	Section 5.03(c)
“Parent Charter Amendment”	Section 3.03(a)
“Parent Common Stock”	Section 1.06(a)
“Parent Contract”	Section 3.15(b)
“Parent Employee Plans”	Section 3.12(a)
“Parent Environmental Permits”	Section 3.14(c)
“Parent Financials”	Section 3.05(f)
“Parent Insurance Policy”	Section 3.16(a)
“Parent Lookback Date”	Section 3.05(a)
“Parent Option”	Section 3.02(b)
“Parent Owned IP Rights”	Section 3.08
“Parent Permits”	Section 3.09(b)
“Parent Preferred Stock”	Section 3.02(a)
“Parent SEC Documents”	Section 3.05(a)
“Parent Stockholder Approval Matters”	Section 5.03(a)
“Parent Stockholder Approval”	Section 3.03(a)
“Parent Stockholders’ Meeting”	Section 5.03(a)
“Parent Voting Agreements”	Recitals
“Parent”	Preamble
“Party” or “Parties”	Preamble
“Post-Closing Plans”	Section 5.20
“Pre-Closing Period”	Section 4.01
“Regulatory Authorities”	Section 2.09(i)
“Company Stockholder Approval”	Section 2.03(a)
“Reverse Split ”	Section 5.23
“SEC”	Section 2.03(d)
“SEC Website”	Section 3.05(a)
“Securities Act”	Section 3.05(a)
“Spin-Off Valuation”	Section 5.29
“Stockholder Notice”	Section 5.02(b)
“Surviving Corporation”	Section 1.01
“Termination Fee”	Section 7.03(b)
“Transactions”	Recitals
“Voting Agreements”	Recitals

Schedule A – Lock-up Agreement Signatories

Parent Signatories

David Johnson

Mark Wagner

Joseph Leone

Gary Restani

Jeffrey Sklar

Joseph Warusz

Company Signatories

Rick Orr

Julien Mamet

Dennis Podlesak

Eckard Weber

TPG Biotechnology Partners IV, L.P.

Domain Partners VIII, LP

DP VIII Associates, LP

Schedule B – Voting Agreement Signatories

Parent Signatories

David Johnson

Mark Wagner

Joseph Leone

Gary Restani

Jeffrey Sklar

Joseph Warusz

Company Signatories

Rick Orr

Julien Mamet

Dennis Podlesak

Eckard Weber

TPG Biotechnology Partners IV, L.P.